AMENDMENT NO. 1
TO
MASTER ADMINISTRATIVE SERVICES AGREEMENT
          This Amendment dated as of July 1, 2012, amends the MASTER ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made June 1, 2010, by and between INVESCO ADVISERS, INC., a Delaware corporation (the “Administrator”) and INVESCO VAN KAMPEN EXCHANGE FUND, a California Limited Partnership (the “Fund”).
W I T N E S S E T H:
          WHEREAS, the parties agree to amend the Agreement to decrease the per class charge from $10,000 to $5,000;
          NOW, THEREFORE, the parties hereby agree as follows:
          1. Appendix A is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
INVESCO VAN KAMPEN EXCHANGE FUND

Portfolio	Effective Date of Agreement
Invesco Van Kampen Exchange Fund	June 1, 2010
          The Administrator may receive from the Fund reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for the above Fund with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ Todd L. Spillane
	Assistant Secretary	Name:	Todd L. Spillane
		Title:	Senior Vice President

(SEAL)

INVESCO VAN KAMPEN EXCHANGE FUND

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary	Name:	John M. Zerr
		Title:	Senior Vice President
(SEAL)